Filed pursuant to
Rule 424(b)(7)
Registration No. 333-158829
8,555,555 SHARES
COMMON STOCK
     The selling stockholders listed in this prospectus are offering for sale up to 8,555,555 shares of our common stock issuable upon the conversion of preferred stock.
     We will not receive any proceeds from the sale of common stock by the selling stockholders. We are registering the offer and sale of these shares pursuant to certain registration rights granted to the selling stockholders. We will pay the expenses incurred in connection with the registration of the shares, including all registration, listing and qualification fees, printer and accounting fees, our legal fees and up to $50,000 of the selling stockholders’ legal fees, and applicable local counsel to the selling stockholders. The selling stockholders will pay any underwriting fees, discounts, concessions, or brokerage commissions associated with the sale of their shares of common stock.
     Each of the selling stockholders will determine when it will sell its shares, and in all cases will sell its shares at the current market price or at negotiated prices at the time of the sale. Securities laws and Securities and Exchange Commission regulations may require the selling stockholder to deliver this prospectus to purchasers when it resells its shares of common stock.
     Our common stock is traded on the NASDAQ Global Market under the symbol “MINI.” On June 23, 2009, the last sale price of our common stock as reported on the NASDAQ Global Market was $14.06 per share. Prospective purchasers of our common stock are urged to obtain current information as to the market price of our common stock.
     An investment in our common stock involves risks. See the section entitled “Risk Factors” beginning on page 1.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is June 24, 2009.

If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you.

i

ABOUT THIS PROSPECTUS
     Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus or any accompanying prospectus supplement to “we,” “us,” “our” or “our company” refer to Mobile Mini, Inc., a Delaware corporation.
     This prospectus is part of a resale registration statement that we filed with the United States Securities and Exchange Commission, or Commission or SEC, utilizing a “shelf” registration process. The selling stockholders may offer and sell, from time to time, an aggregate of up to 8,555,555 shares of our common stock under this prospectus.
     You should rely only upon the information contained in this prospectus, the registration statement of which this prospectus is a part and the documents which are incorporated herein by reference. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus is based on information provided by us and other sources that we believe are reliable. We have summarized certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of our business and the terms of the offering, including the merits and risks involved.
     Any statements in this prospectus or in any accompanying prospectus supplement concerning the provisions of any document are not complete. In each instance, reference is made to the copy of that document filed or incorporated or deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus is a part or otherwise filed with the SEC. Each statement concerning the provisions of any document is qualified in its entirety by reference to the document so filed.
FORWARD-LOOKING STATEMENTS
     This prospectus and other materials filed or to be filed by us with the SEC (as well as information included in oral statements or other written statements made or to be made by us or our representatives) contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and may include the words “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan” or other words or expressions of similar meaning. We have based these forward-looking statements on our current expectations about future events. The forward-looking statements include statements that reflect management’s beliefs, plans, objectives, goals, expectations, anticipations and intentions with respect to our financial condition, results of operations, future performance and business, including statements relating to our business strategy and our current and future development plans. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include those factors described under the caption “Risk Factors” contained in our periodic filings made with the SEC and any prospectus supplement to this prospectus. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements.
     Forward-looking statements express expectations of future events. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Our past performance or past or present economic conditions in our markets are not indicative of future performance or conditions. Due to these inherent uncertainties, current or potential investors in our securities are urged not to place undue reliance on forward-looking statements. In addition, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events or changes to projections over time.
     You should carefully read the factors described under the “Risk Factors” section at page 1 in this prospectus, as well as any risks described in the documents incorporated by reference in this prospectus or any prospectus supplement.

ii

THE COMPANY
     We are the largest provider of portable storage solutions in North America and the United Kingdom, through our total lease fleet of approximately 270,000 portable storage and mobile office units at March 31, 2009. We offer a wide range of portable storage products in varying lengths and widths with an assortment of differentiated features such as our patented locking systems, multiple doors, electrical wiring and shelving. At December 31, 2008, we operated through a network of 94 branches in the United States, Canada, the United Kingdom and The Netherlands. In addition, we have various operational yards to support our branch operations in both North America and the U.K. Our portable units provide secure, accessible temporary storage for a diversified client base of approximately 118,000 customers, including large and small retailers, construction companies, medical centers, schools, utilities, manufacturers and distributors, the U.S. and U.K. military, hotels, restaurants, entertainment complexes and households. Our customers use our products for a wide variety of storage applications, including retail and manufacturing supplies and inventory, temporary offices, construction materials and equipment, documents and records and household goods.
     Our principal executive office is located at 7420 S. Kyrene Road, Suite 101, Tempe, Arizona 85283. Our telephone number is (480) 894-6311.
RISK FACTORS
     Investing in our common stock involves substantial risks. In addition to other information contained in this prospectus and any accompanying prospectus supplement, before investing in our common stock, you should carefully consider the risks described under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, and in any other documents incorporated by reference into this prospectus, as updated by our future filings. These risks are not the only ones faced by us. Additional risks not known or that are presently deemed immaterial could also materially and adversely affect our financial condition, results of operations, our products, business and prospects. Any of these risks might cause you to lose all or a part of your investment.
USE OF PROCEEDS
     We will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholders. All costs and expenses incurred in connection with the registration under the Securities Act of the offering made hereby will be paid by us, other than any brokerage fees and commissions, up to $50,000 of the fees and disbursements of legal counsel for the selling stockholders, applicable local counsel to the selling stockholders, and stock transfer and other taxes attributable to the sale of the shares, if applicable, which will be paid by the selling stockholders.
DIVIDEND POLICY
     We do not currently intend to pay cash dividends on our common stock. Instead, we will use our available cash to continue the expansion of our business. Our credit facility does not allow us to pay dividends without the consent of our lenders.

SELLING STOCKHOLDERS
     On June 27, 2008, in connection with our acquisition of Mobile Storage Group, Inc., we issued 8,555,555.56 shares of preferred stock designated as our Series A Convertible Redeemable Participating Preferred Stock to former stockholders of Mobile Storage Group. Because the preferred stock includes one fractional share for which we will pay cash to the holders at the time of issuance rather than issue fractional shares of common stock, we are registering 8,555,555 shares of our common stock hereunder.
     The Series A Convertible Redeemable Participating Preferred Stock is initially convertible into 8,555,555.56 shares of our common stock, representing a conversion price of $18.00 per share. This preferred stock is mandatorily convertible into our common stock if, after June 27, 2009, our common stock trades above $23.00 per share for a period of 30 consecutive days. The preferred stock does not have any cash or payment-in-kind dividends (unless and until a dividend is paid with respect to the common stock, in which case dividends will be paid on an equal basis with the common stock, on an as-converted basis) and do not impose any covenants upon us.
     Under the terms of a stockholders agreement with the selling stockholders, these former Mobile Storage Group stockholders party to the stockholders agreement are restricted from transferring, voluntarily or involuntarily, directly or indirectly, in any manner, any equity or debt securities of Mobile Mini, in whole or in part, or any other right or interest therein, or entering into any transaction which results in the economic equivalent of a transfer to any person except pursuant to a permitted transfer (i) following such stockholder’s death to a permitted transferee, (ii) to its affiliates subject to certain restrictions and (iii) on or after June 27, 2009, provided, that private sales of our common stock or sales of preferred stock to any single transferee shall not exceed 3% of the fully diluted common stock of Mobile Mini subject to certain restrictions. In addition, in the event of such permitted transfers, the aggregate number of permitted transferees in connection with transfers by any single stockholder party to the stockholders agreement may be limited or subject to certain restrictions.
     We are registering the shares of our common stock covered by this prospectus pursuant to the registration rights granted to the selling stockholders under the terms of the stockholders agreement referenced above, to permit these investors to resell or otherwise dispose of these shares of common stock from time to time. The beneficial ownership information in the below table is based solely on information provided to Mobile Mini by each selling stockholder.
     Pursuant to this prospectus, the selling stockholders may offer an aggregate of 8,555,555 shares of our common stock for resale. The shares are being offered for the account of the selling stockholders identified in the table below.
     The following table sets forth information as of April 27, 2009 and includes the number of shares of our common stock beneficially owned by the selling stockholders prior to the offering, the number of shares of common stock offered by the selling stockholders, and the number of shares of common stock that will be owned by the selling stockholders upon completion of the offering or offerings pursuant to this prospectus, assuming the selling stockholders sell all of the shares of common stock offered hereby. Only those selling stockholders listed below or their transferees, pledgees, donees, assignees, distributees, successors and others who later come to hold any of the selling stockholders’ interest may offer and sell the common stock pursuant to this prospectus and any accompanying prospectus supplement. The selling stockholders may offer for sale pursuant to this prospectus and any accompanying prospectus supplement from time to time, any or all of the common stock listed below. Accordingly, no estimate can be given as to the shares of common stock that the selling stockholders will hold upon consummation of any such sales.
     Applicable percentages are based on 35,470,209 shares of our common stock outstanding on March 31, 2009, adjusted as required by rules promulgated by the Securities and Exchange Commission.
     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.
     Any selling stockholder who is a “broker dealer” will be deemed an “underwriter” within the meaning of Section 2(11) of the Securities Act, unless such selling stockholder purchased its shares in the ordinary course of business, and at the time of its purchase of the shares to be resold, did not have a view to or arrangements or understandings, directly or indirectly, with any person to distribute the shares. Except as otherwise provided herein, the selling stockholders have each informed us that they are not registered broker dealers and were not registered broker dealers at the time of the purchase of their respective shares.
     There are no material relationships between the selling stockholders and us other than as disclosed herein and the documents we incorporate by reference.

	Common Stock Beneficially Owned
	Before the Offering
		Number of
		Shares Issuable			Common Stock Beneficially
		Upon		Shares of	Owned After Completion of
		Conversion of		Common	Offering (1)
	Number of	Preferred		Stock Being	Number of
Name (2)	Shares (3)	Stock	Percentage	Offered	Shares	Percentage
Welsh, Carson, Anderson & Stowe X, L.P. (4)	0	6,356,319	17.9%	6,356,319	0	*
WCAS Capital Partners IV, L.P. (5)	0	307,431	*	307,431	0	*
WCAS Management Corporation (6)	0	5,518	*	5,518	0	*
de Nicola Holdings, L.P. (7)	0	920	*	920	0	*
California State Teachers’ Retirement System (8)	135,299	689,718	2.3%	689,718	135,299	*
Foxkirk, LLC (9)	0	245,945	*	245,945	0	*
Ronald Valenta	30,020	230,934	*	230,934	30,020	*
Grandview Holdings, L.P. (10)	0	113,908	*	113,908	0	*
NB Co-Investment Partners LP (11)	0	432,751	1.2%	432,751	0	*
Co-Investment Capital Partners LP (12)	0	15,834	*	15,834	0	*
NB Co-Investment Group LP (11)	0	11,227	*	11,227	0	*
The Wilson Trust Dated August 24, 2000 Trustee: Christopher A. Wilson (13)	200	17,378	*	17,378	200	*
Allan Villegas	0	4,986	*	4,986	0	*
Douglas Waugaman	48,473	57,618	*	57,618	48,473	*
Gilbert Gomez	22,065	2,367	*	2,367	22,065	*
James Martell	9,196	9,196	*	9,196	9,196	*
Jody Miller	41,704	31,860	*	31,860	41,704	*
William Armstead	31,819	8,612	*	8,612	31,819	*
Jeffrey Kluckman	100	13,033	*	13,033	100	*

*	Less than 1%

(1)	Assumes that the selling stockholder sells all of the shares being offered.

(2)	We have been informed by Welsh, Carson, Anderson & Stowe X, L.P. (“WCAS X”) that the following stockholders are parties to proxy agreements under which they have granted voting power over the shares that they beneficially own to WCAS X and letter agreements which restrict their dispositive power: NB Co-Investment Partners LP, Co-Investment Capital Partners LP, NB Co-Investment Group LP, California State Teachers’ Retirement System, and Foxkirk, LLC. Other than the forgoing, we believe that each of the selling stockholders named in this table has sole voting and dispositive power with respect to the shares indicated as beneficially owned except as otherwise indicated in the footnotes to this table.

(3)	Figures in this column do not include the shares of common stock issuable upon conversion of the preferred stock listed in the column to the right.

(4)	WCAS X Associates, LLC, a Delaware limited liability company (“X Associates”), is the sole general partner of WCAS X. The managing members of X Associates are Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson, Thomas E. McInerney, Robert A. Minicucci, Anthony J. de Nicola, Paul B. Queally, Jonathan M. Rather, D. Scott Mackesy, Sanjay Swani, John D. Clark, Sean D. Traynor, John Almeida, Jr., Eric J. Lee and Thomas Scully (collectively, the “WCAS Persons”).

(5)	WCAS CP IV Associates, LLC, a Delaware limited liability company (“CP IV Associates”), is the sole general partner of WCAS Capital Partners IV, L.P. (“WCAS CP IV”). The managing members of CP IV Associates are the WCAS Persons.

(6)	WCAS Management Corporation (“WCAS”) is the management company for WCAS X and WCAS CP IV. Jonathan M. Rather is the controlling stockholder of WCAS.

(7)	Anthony de Nicola and Christie de Nicola are the general partners (each with 50% voting power) of de Nicola Holdings LP.

(8)	Subject to the limitations set forth in footnote (2), Christopher Ailman, Chief Investment Officer is the individual who has retained dispositive power with respect to the shares of common stock beneficially owned by California State Teachers’ Retirement System.

(9)	Foxkirk, LLC is a wholly-owned subsidiary of NML Securities Holdings, LLC, which in turn is a wholly-owned subsidiary of The Northwestern Mutual Life Insurance Company (with The Northwestern Mutual Life Insurance Company being the sole member of NML Securities Holdings, LLC, and NML Securities Holdings, LLC being the sole member of Foxkirk, LLC). Northwestern Investment Management Company, LLC (“NIMCO”) (a direct wholly-owned subsidiary of The Northwestern Mutual Life Insurance Company) is the investment advisor to The Northwestern Mutual Life Insurance Company with respect to certain of its directly and indirectly owned investments, including the shares of our common stock beneficially owned by Foxkirk, LLC. NIMCO thus has voting and dispositive powers over the shares of our common stock beneficially owned by Foxkirk, LLC. Richard A. Strait is a portfolio manager for NIMCO and manages the portfolio which holds the shares of our common stock beneficially owned by Foxkirk, LLC and therefore is one of the individuals who has voting and dispositive powers over such shares, subject to the limitations set forth in footnote (2) (such powers are shared with other NIMCO portfolio managers if Richard Strait is not available).

Foxkirk, LLC is not a broker dealer, but it is affiliated with certain broker dealers. At the time of the purchase of the shares of our common stock beneficially owned by Foxkirk, LLC, Foxkirk, LLC purchased such shares in the ordinary course of its business, and had no agreements or understandings, directly or indirectly, with any person to distribute such shares.

(10)	James Robertson is the individual with voting and dispositive power over all shares of common stock beneficially owned by Grandview Holdings, L.P.

(11)	NB Co-Investment Associates LP is the general partner of NB Co-Investment Partners LP and NB Co-Investment Group LP and is affiliated with Neuberger Berman LLC, which is a broker dealer registered under Section 15 of the Exchange Act. Each of NB Co-Investment Partners LP and NB Co-Investment Group LP has represented to us that it is not acting as an underwriter in this offering, that it purchased the stock listed on the table above in the ordinary course of business, and at the time of such purchase, it had no agreement or understanding, directly or indirectly, with any person to distribute the securities. Neuberger Berman Group LLC is the ultimate parent of NB Co-Investment Associates LP and shares investment and voting power with NB Co-Investment Partners LP and NB Co-Investment Group LP, subject, in the case of the shares of our common stock, to the limitations set forth in footnote (2).

(12)	Lehman Brothers Holdings Inc., a public reporting company, is the ultimate parent of Lehman Brothers Private Equity Advisers, LLC and LB CCP GP LP, the investment adviser and general partner, respectively, of Co-Investment Capital Partners LP, and shares investment and voting power with Lehman Brothers Private Equity Advisers, LLC and LB CCP GP LP, subject, in the case of the shares of our common stock, to the limitations set forth in footnote (2).

(13)	Christopher A. Wilson is the individual with voting and dispositive power over all shares of common stock beneficially owned by The Wilson Trust Dated August 24, 2000 Trustee: Christopher A. Wilson.

PLAN OF DISTRIBUTION
     The selling stockholders and any transferees, pledgees, donees, assignees, distributees or other successors in interest to a selling stockholder may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of our common stock covered by this prospectus on the NASDAQ Global Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. A selling stockholder may use any one or more of the following methods when disposing of shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law (including underwritten transactions).
     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.
     Broker-dealers, underwriters and agents engaged by the selling stockholders may arrange for other brokers dealers, underwriters or agents to participate in sales. Broker-dealers, underwriters or agents may receive commissions, discounts or concessions from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.
     In connection with the sale of the common stock or interests therein, certain of the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one (1) or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
     The selling stockholders and any broker-dealers, underwriters or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers, underwriters or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
     We will pay the expenses incurred in connection with the registration of the shares, including all registration, listing and qualification fees, printer and accounting fees, our legal fees and up to $50,000 of the selling stockholders’ legal fees, and applicable local counsel to the selling stockholders. The selling stockholders will pay any underwriting fees, discounts, concessions, or brokerage commissions associated with the sale of their shares of common stock.
     Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.
     To the extent required, the shares of our common stock to be sold; the names of the selling stockholders; the respective purchase prices and public offering prices; the names of any agents, dealers or underwriters; and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).
LEGAL MATTERS
     The validity of the common stock offered by this prospectus has been passed on for us by Squire, Sanders & Dempsey L.L.P., Phoenix, Arizona.
EXPERTS
     The consolidated financial statements of Mobile Mini, Inc. appearing in Mobile Mini, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008 (including the schedule appearing therein), and the effectiveness of Mobile Mini, Inc.’s internal control over financial reporting as of December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read a copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that web site is www.sec.gov.
     We have filed with the SEC a registration statement on Form S-3 that registers the securities we are offering. The registration statement, including the attached exhibits and schedules and the documents we incorporate by reference, contains additional relevant information about us and our securities. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.
INCORPORATION BY REFERENCE
•	The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this or another document.
     This prospectus includes by reference the documents listed below that we have previously filed with the SEC and that are not included in or delivered with this document. They contain important information about our business, prospects and financial condition.
•	Annual Report on Form 10-K for the year ended December 31, 2008

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

•	the description of our common stock set forth in our prospectus dated May 6, 1999, which comprised part of our registration statement on Form S-2 (File No. 333-76093); and

•	The description contained in the Form 8-K filed on December 13, 1999, our Series C Junior Participating Preferred Stock issuable in connection with our stockholder rights plan.
     We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date of the closing of each offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than information furnished under Item 2.02 and 7.01, which is deemed not to be incorporated by reference in this prospectus), as well as proxy statements (other than information identified therein as not incorporated by reference). You should review these filings as they may disclose changes in our business, products or financial condition or other affairs after the date of this prospectus. The information that we file later with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the closing of each offering will automatically supersede previous information included or incorporated by reference in the prospectus.
     You can obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at:
Mobile Mini, Inc.
Attention: Investor Relations
7420 South Kyrene Road, Suite 101
Tempe, Arizona 85283
Telephone: (480) 894-6311
     You may also obtain copies of these filings, at no cost, by accessing our website at http://www.mobilemini.com; however, the information found on our website is not considered part of this prospectus.
     No dealer, salesperson or other person is authorized to provide any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.